China Infrastructure Construction Corporation Enters into Strategic Agreement with Major Client China Railway Construction Group;
Opening $40 Million Capacity Xi'an Facility

BEIJING, Jan. 6 /PRNewswire-Asia-FirstCall/ -- China Infrastructure Construction Corporation (OTC Bulletin Board: CHNC), one of the major U.S.-listed providers of ready-mix concrete in Beijing, today announced that it has entered into a 10-year strategic agreement with one of its major clients, China Railway Construction Group Co., Ltd. ("CRCG").  Under the Agreement, the two parties will join to produce and sell concrete in north central China's Xi'an region, and CHNC has already built and will open a new manufacturing facility there.

As of press time, a CHNC branch mixing station with an annual production capacity of 3,600,000 m3 has been set up in the city of Xi'an.  The new station will be put into production in early February 2010 to supply concrete for a series of construction projects in the Xi'an region.  At CHNC's historical capacity utilization rates, estimated annual sales revenue from the new Xi'an facility may reach up to $40 million.

Mr. Yang Rong, Chairman and Chief Executive Officer of CHNC said, "We have always been successful in maintaining good relationships with our major clients.  The achievement of this agreement is a validation of China Railway Construction Group's high recognition of CHNC product quality and our leading after-sales service levels.  As China Railway Construction Group establishes mass-market penetration in the Xi'an region, this agreement can in turn accelerate the expansion of the CHNC business throughout northwest China."

For full details of the Agreement, please refer to the Company's Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 6, 2010.

About China Railway Construction Group
CRCG is one of the leading general contractors in the Chinese construction industry and a core member of Asia's biggest construction corporation -- China Railway Construction Corporation Limited (CRCC), a Fortune Global 500 enterprise.  China Railway Construction Corporation Limited, together with its subsidiaries, engages in construction, survey, design and consultancy, manufacturing, logistics and goods and materials trade, capital investment, and real estate development operations in China and internationally.  It operates in four segments: Construction Operations; Survey, Design, and Consultancy Operations; Manufacturing Operations; and Other Operations. Founded in 1948, it has over 190,000 employees and is listed on the Shanghai Stock Exchange with a market capitalization of over $16 billion.

About China Infrastructure Construction Corporation
CHNC was founded in 2002 in Beijing, China. Since then it has developed into one of the top ready mix concrete producers in Beijing.  Its products are environment-friendly and among the few providers in China of "green" concrete. Both the Company's revenue and net profit have shown significant growth in the last few years. Currently, the Company has two prime production facilities with one located in Beijing's Nanhaizi area, on the west side of the Yizhuang Economic Development Zone south of Beijing, and the other is located in the Tangshan Development Zone, about two hundred kilometers east of Beijing.  CHNC has a combined annual operating capacity from these two locations of 3.0 million cubic meters.

Beijing Concrete is also a leader in China's "Green Concrete" movement referring to increased use of the environmentally-friendly content in ready-mix concrete, by reducing the energy and raw material consumption in its production, and by mixing and recycling various industrial wastes to create a more sustainable product.

All of CHNC's products have passed the ISO9001-2005 Certification Quality System and Integrated Certification System including Quality Management System Certification, Environmental Management System Certification and Occupational Health and Safety Management System Certification issued by Beijing Zhong Jian Xie Certification Centre.

Its major projects include the Beijing World Trade Central Business District project, and the Beijing Wanjing International Mansion.

SOURCE  China Infrastructure Construction Corporation